Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Second-Quarter 2012 Results
Revenue Increases 17 Percent to $866 million
Core Earnings Increase 33 Percent to $136 million
Core EPS Increases 22 Percent to $2.13

Dallas, TX, July 19, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended June 30, 2012.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2012	2011	% Change

Revenue	$866	$740	17%
Net income	$104	$69	50%
Net income per diluted share	$1.63	$1.19	37%
Diluted shares outstanding	63.7	58.1	10%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$293	$239	23%
Adjusted EBITDA, net of funding costs	$264	$198	33%
Core earnings	$136	$102	33%
Core earnings per diluted share	$2.13	$1.75	22%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 17 percent to $866 million and adjusted EBITDA increased 23 percent to $293 million for the second quarter of 2012. Net income per diluted share (EPS) increased 37 percent to $1.63, and core earnings per diluted share (core EPS) increased 22 percent to $2.13 for the second quarter of 2012, exceeding the Company’s guidance of $1.85.

Diluted shares outstanding were 63.7 million for the second quarter of 2012, an increase of 5.6 million dilutive shares as compared to the second quarter of 2011. The increase is primarily attributable to a 3.8 million increase in ‘phantom shares,’ which are shares that the Company does not have to economically settle, and a 2.9 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “Despite a continuing choppy economy, our business continues to excel. All three of our operating segments reported double-digit revenue and adjusted EBITDA growth for the second quarter of 2012.

“Private Label continued to rip-it with exceptionally strong mid-teens growth in both credit card sales volume and receivables. This growth, which is expected to continue throughout 2012 and into 2013, drives double-digit revenue and adjusted EBITDA growth. LoyaltyOne saw AIR MILES® reward miles issued increase 8 percent compared to the second quarter of 2011, indicating solid collector engagement and stable economic conditions. In addition, we continued the expansion of our Dotz joint venture in Brazil entering a fourth market during the quarter. Lastly, Epsilon posted better than expected 8 percent organic top and bottom-line growth. We anticipate that Epsilon’s organic revenue growth will experience some temporary softness in the back-half of 2012 - due primarily to weakness in the pharma sector - but expect organic adjusted EBITDA to continue double-digit growth.”

Heffernan continued, “Overall, visibility and trends remain strong and, as such, I remain bullish about our opportunities for the foreseeable future.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $26 million, or 13 percent, to $230 million for the second quarter of 2012. Unfavorable exchange rates lowered revenue by $10 million compared to the second quarter of 2011, while higher collector redemptions increased redemption revenue by $26 million compared to the second quarter of 2011. Adjusted EBITDA was $61 million, up 14 percent compared to the second quarter of 2011. Excluding the impact of unfavorable Canadian exchange rates ($3 million) and higher operating losses associated with international expansion in Brazil and India ($3 million), adjusted EBITDA increased 25 percent for the second quarter of 2012.

AIR MILES® reward miles issued increased 8 percent during the second quarter of 2012 compared to the prior year quarter due to positive growth in consumer credit card spending and increased promotional activity in the gas and grocer sectors. AIR MILES reward miles redeemed increased 25 percent during the second quarter of 2012 compared to the prior year quarter. Redemption activity remained somewhat elevated during the second quarter of 2012 driven by the introduction late in 2011 of a five-year expiry policy to the AIR MILES Reward Program. The Company believes that redemption activity will continue to moderate for the remainder of 2012.

The new instant reward program, AIR MILES Cash, launched during the first quarter of 2012. To date, approximately 600,000 collectors have enrolled in the program, which is currently being offered at five sponsors. The Company expects to expand the program to ten sponsors by the end of 2012, with a focus on high frequency retail sponsors.

The dotz coalition loyalty program in Brazil, in which the Company has a 37 percent ownership interest, continued its national rollout during the quarter by entering its fourth market, Fortaleza, which has a population of approximately 3.6 million. Current plans are for dotz to enter into two additional Brazilian markets by the end of 2012.

Epsilon: Revenue for the segment increased $47 million, or 25 percent, to $235 million for the second quarter of 2012. Organic revenue growth was approximately 8 percent compared to the second quarter of 2011. By line of business, database/digital revenue increased 7 percent to $108 million for the second quarter of 2012. Data revenue was down 2 percent at $44 million for the second quarter of 2012, with mid single-digit growth in Abacus transactional data offset by softness in consumer demographic data offerings, primarily due to weakness in select industry sectors. Agency/analytics revenue increased 97 percent to $83 million for the second quarter of 2012, lifted by the Aspen acquisition, which occurred on May 31, 2011.

Adjusted EBITDA increased 24 percent to $49 million for the second quarter of 2012. Organic adjusted EBITDA growth was approximately 8 percent compared to the second quarter of 2011. Excluding approximately $2 million of one-time costs associated with the relocation of a data center and build-out of security/infrastructure to support future growth, organic adjusted EBITDA growth was approximately 13 percent. Adjusted EBITDA margin was 21 percent for the second quarter of 2012, consistent with the prior year quarter.

During the quarter, Epsilon signed a new multi-year agreement with Canadian Tire Corporation. Under the terms of the agreement, Epsilon will host the electronic platform for Canadian Tire’s 'Money' Advantage program, a customer rewards program. In addition, Epsilon expanded its relationship with Jaguar Land Rover to provide global customer relationship management and marketing services for its Aftersales Division and signed a long-term renewal agreement with Patagonia for database services.

Private Label Services and Credit: Revenue for the segment increased $52 million, or 15 percent, to $402 million for the second quarter of 2012. Net finance charge income increased $46 million, or 14 percent, while transaction revenue increased $6 million, or 34 percent, due in part to higher merchant fees. Gross yield for the second quarter of 2012 increased to 27.6 percent, up 20 basis points from the prior year quarter.

Adjusted EBITDA, net of funding costs increased 44 percent to $178 million for the second quarter of 2012. The provision for loan loss expense declined 13 percent to $53 million for the second quarter of 2012 as a result of continued improvement in credit trends. The principal charge-off rate for the second quarter of 2012 was 4.9 percent, down from 7.2 percent in the prior year quarter. Portfolio funding costs were $29 million for the second quarter of 2012, or 2 percent of average credit card receivables, compared to $41 million, or 3 percent of average credit card receivables, in the second quarter of 2011. The second quarters of 2012 and 2011 include mark-to-market gains on interest rate derivatives of $8 million and $5 million, respectively. These non-cash, mark-to-market gains have been excluded from the calculation of core EPS and netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

Credit sales increased 18 percent compared to the second quarter of 2011 as a result of strong cardholder spending coupled with the ramp-up of programs added during 2011. Average credit card receivables increased 13 percent compared to the second quarter of 2011 as customer payment rates stabilized on a year-over-year basis. Credit card receivables were $5.7 billion at June 30, 2012, up 16 percent compared to June 30, 2011, while the allowance for loan loss was $433 million at June 30, 2012, or 7.6 percent of ending credit card receivables. Delinquency rates improved to 3.9 percent of principal receivables at June 30, 2012, down from 4.5 percent at June 30, 2011.

Private Label recently reached an agreement to acquire the $475 million private label credit card portfolio of The Bon-Ton Stores, Inc. This transaction is expected to close during the third quarter of 2012. As previously announced, Alliance Data will also manage the retailer’s private label credit card program. In addition, Private Label recently signed a new multi-year agreement to provide private label credit card services to Blue Nile, the leading online retailer of diamonds and fine jewelry. Two long-term renewal agreements were signed, including Gardner-White Furniture, a leading retailer of home furnishings, electronics, mattresses and accessories in the Metro Detroit area and Gordmans, a leading Midwest department store chain.

2012 Outlook

Third Quarter 2012: The Company expects mid single-digit growth in revenue and low double-digit growth in core earnings for the third quarter of 2012. Core EPS is expected to increase approximately 1 percent to $2.18, which is less than the growth in core earnings as diluted shares outstanding are projected to increase to 65.5 million shares from 58.6 million shares in the year ago period primarily due to incremental phantom shares.

Full Year: The Company is raising 2012 guidance for revenue from $3.46 billion to $3.50 billion, a 10 percent increase compared to 2011, and core earnings from $536 million to $542 million, a 23 percent increase compared to 2011. The Company is maintaining guidance for core EPS at $8.45 due to incremental phantom shares included in diluted shares outstanding. Based upon the projected average Alliance Data share price for 2012, the Company has revised guidance to 64.1 million diluted shares outstanding, which assumes 8.7 million phantom shares.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, July 19, 2012 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2012 second-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “97288642”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on July 31, 2012.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue	$866.5	$740.5	$1,758.1	$1,480.9
Operating expenses:
Cost of operations	534.0	452.3	1,084.9	877.7
Provision for loan loss	52.6	60.4	101.9	128.1
Depreciation and amortization	39.4	36.0	78.1	71.4
Total operating expenses	626.0	548.7	1,264.9	1,077.2
Operating income	240.5	191.8	493.2	403.7
Interest expense, net:
Securitization funding costs	22.5	35.0	44.8	66.0
Interest expense on deposits	6.0	5.5	12.0	11.2
Interest expense on long-term and other debt, net	44.5	38.3	81.9	73.1
Total interest expense, net	73.0	78.8	138.7	150.3
Income before income taxes	167.5	113.0	354.5	253.4
Income tax expense	63.7	44.0	135.4	98.0
Net income	$103.8	$69.0	$219.1	$155.4

Per share data:
Basic – Net income	$2.07	$1.35	$4.37	$3.04

Diluted – Net income	$1.63	$1.19	$3.49	$2.74

Weighted average shares outstanding – basic	50.2	51.1	50.2	51.1
Weighted average shares outstanding – diluted	63.7	58.1	62.8	56.8

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of June 30, 2012	As of December 31, 2011
ASSETS
Cash and cash equivalents	$642.2	$216.2
Credit card receivables, net	5,278.2	5,197.7
Redemption settlement assets	476.2	515.8
Intangible assets, net	347.6	383.6
Goodwill	1,450.3	1,449.4
Other assets	1,632.4	1,217.5
Total assets	$9,826.9	$8,980.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,191.2	$1,226.4
Deposits	1,653.0	1,353.8
Asset-backed securities debt – owed to securitization investors	3,437.8	3,260.3
Debt	2,428.3	2,183.5
Other liabilities	755.6	780.2
Total liabilities	9,465.9	8,804.2
Stockholders' equity	361.0	176.0
Total liabilities and stockholders’ equity	$9,826.9	$8,980.2

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$219.1	$155.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78.1	71.4
Deferred income taxes	68.9	10.0
Provision for loan loss	101.9	128.1
Non-cash stock compensation	25.2	20.2
Amortization of discount on convertible senior notes	40.1	35.8
Change in operating assets and liabilities, net of acquisitions	(84.7)	11.4
Other	(31.2)	(24.5)
Net cash provided by operating activities	417.4	407.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	41.4	15.5
Change in restricted cash	(438.7)	16.8
Change in credit card receivables	(61.4)	270.6
Purchase of credit card receivables	(122.2)	(42.7)
Capital expenditures	(55.5)	(33.9)
Payments for acquired businesses, net of cash acquired	–	(359.1)
Change in cash collateral, restricted	37.7	(131.2)
Other	(14.3)	(13.2)
Net cash used in investing activities	(613.0)	(277.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	699.5	2,336.5
Repayment of borrowings	(494.7)	(1,876.8)
Issuances of deposits	659.2	138.1
Repayments of deposits	(360.0)	(169.5)
Borrowings from asset-backed securities	897.0	636.5
Repayments/maturities of asset-backed securities	(719.5)	(989.7)
Proceeds from issuance of common stock	11.4	20.5
Purchase of treasury shares	(59.0)	(116.7)
Other	(12.1)	(16.8)
Net cash provided by (used in) financing activities	621.8	(37.9)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	1.0
Change in cash and cash equivalents	426.0	93.7
Cash and cash equivalents at beginning of period	216.2	139.1
Cash and cash equivalents at end of period	$642.2	$232.8

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
 (In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Segment Revenue:
LoyaltyOne	$229.6	$203.1	13%	$487.4	$420.8	16%
Epsilon	235.5	188.5	25%	463.4	344.2	35%
Private Label Services and Credit	402.5	350.7	15%	809.8	719.6	13%
Corporate/Other	–	0.4	nm	0.3	0.7	(59)%
Intersegment Eliminations	(1.1)	(2.2)	nm	(2.8)	(4.4)	nm
	$866.5	$740.5	17%	$1,758.1	$1,480.9	19%

Segment Adjusted EBITDA:
LoyaltyOne	$60.6	$52.9	14%	$119.0	$111.2	7%
Epsilon	48.8	39.3	24%	88.6	73.0	21%
Private Label Services and Credit	206.1	163.7	26%	430.4	347.0	24%
Corporate/Other	(22.7)	(15.5)	45%	(41.5)	(32.9)	26%
Intersegment Eliminations	–	(1.5)	nm	–	(3.0)	nm
	$292.8	$238.9	23%	$596.5	$495.3	20%

Key Performance Indicators:
Private Label statements generated	38.9	34.8	12%	76.0	69.5	9%
Average receivables	$5,467.5	$4,848.7	13%	$5,394.5	$4,908.6	10%
Credit sales	$2,870.0	$2,425.4	18%	$5,213.5	$4,379.1	19%
AIR MILES reward miles issued	1,316.3	1,219.7	8%	2,546.2	2,330.2	9%
AIR MILES reward miles redeemed	1,024.8	817.0	25%	2,274.6	1,805.6	26%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2012	2011	2012	2011
Net income	$103.8	$69.0	$219.1	$155.4
Income tax expense	63.7	44.0	135.4	98.0
Total interest expense, net	73.0	78.8	138.7	150.3
Depreciation and other amortization	18.5	16.8	36.1	33.6
Amortization of purchased intangibles	20.9	19.2	42.0	37.8
EBITDA	279.9	227.8	571.3	475.1
Stock compensation expense	12.9	11.1	25.2	20.2
Adjusted EBITDA	$292.8	$238.9	$596.5	$495.3
Less: funding costs (1)	(28.5)	(40.5)	(56.8)	(77.2)
Adjusted EBITDA, net of funding costs	$264.3	$198.4	$539.7	$418.1

Core Earnings:
Net income	$103.8	$69.0	$219.1	$155.4
Add back non-cash non-operating items:
Stock compensation expense	12.9	11.1	25.2	20.2
Amortization of purchased intangibles	20.9	19.2	42.0	37.8
Non-cash interest expense (2)	15.5	21.8	31.9	35.4
Income tax effect (3)	(17.6)	(19.3)	(35.7)	(34.4)
Core earnings	$135.5	$101.8	$282.5	$214.4

Weighted average shares outstanding – diluted	63.7	58.1	62.8	56.8
Core earnings per share – diluted	$2.13	$1.75	$4.50	$3.78

(1)	Represents interest expense on deposits and securitization funding costs.

(2)
Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs, and valuation adjustments on financial instruments (i.e. gain on mark to market of interest rate derivatives).

(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended June 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$53.4	$5.0	$2.2	$60.6
Epsilon	20.5	24.8	3.5	48.8
Private Label Services and Credit	195.0	8.8	2.3	206.1
Corporate/Other	(28.4)	0.8	4.9	(22.7)
Intersegment Eliminations	–	–	–	–
	$240.5	$39.4	$12.9	$292.8

	Three Months Ended June 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$46.3	$5.2	$1.4	$52.9
Epsilon	15.8	20.7	2.8	39.3
Private Label Services and Credit	153.0	8.9	1.8	163.7
Corporate/Other	(21.8)	1.2	5.1	(15.5)
Intersegment Eliminations	(1.5)	–	–	(1.5)
	$191.8	$36.0	$11.1	$238.9

	Six Months Ended June 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$104.5	$10.1	$4.4	$119.0
Epsilon	32.4	49.2	7.0	88.6
Private Label Services and Credit	409.0	17.3	4.1	430.4
Corporate/Other	(52.7)	1.5	9.7	(41.5)
Intersegment Eliminations	–	–	–	–
	$493.2	$78.1	$25.2	$596.5

	Six Months Ended June 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$97.4	$10.4	$3.4	$111.2
Epsilon	27.3	40.6	5.1	73.0
Private Label Services and Credit	325.7	17.9	3.4	347.0
Corporate/Other	(43.7)	2.5	8.3	(32.9)
Intersegment Eliminations	(3.0)	–	–	(3.0)
	$403.7	$71.4	$20.2	$495.3

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.